Exhibit 23.J





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 33-85242 of Capital Management Mid-Cap Fund and Capital Management Small-Cap Fund (each a series of Capital Management Investment Trust) of our reports dated December 20, 2002, appearing in the Annual Reports for the year ended November 30, 2002, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which is part of such Registration Statement.




/s/ Deloitte & Touche

March 28, 2003
New York, New York